Exhibit (d)(3)

FORM OF
INVESTMENT SUB-ADVISORY AGREEMENT
AMONG
STRATEGIC ADVISERS, INC.
J.P. MORGAN INVESTMENT MANAGEMENT INC.
AND
FIDELITY RUTLAND SQUARE TRUST II

              AGREEMENT, made this ___ day of [____________, ______], among Fidelity Rutland Square Trust II (the “Trust”), a Delaware statutory trust, on behalf of Fidelity Strategic Advisers Mid Cap Value Portfolio (the “Fund”), Strategic Advisers, Inc. (the “Adviser”), a Massachusetts corporation, and J.P. Morgan Investment Management Inc. (the “Sub-Adviser”), a Delaware corporation.

              WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (“1940 Act”);

              WHEREAS, the Adviser and the Sub-Adviser are each registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

              WHEREAS, the Trust has retained the Adviser to render investment advisory services to the Trust, on behalf of the Fund, pursuant to a Management Contract dated [___________, ______], as may be amended from time to time (“Advisory Agreement”);

              WHEREAS, the Advisory Agreement authorizes the Adviser to delegate to one or more other investment advisers any or all of the Adviser’s duties and obligations under the Advisory Agreement; and

              WHEREAS, the Trust and the Adviser wish to retain the Sub-Adviser to render certain investment advisory services for the Fund and the Sub-Adviser is willing to furnish such services to the Fund;

              NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed among the Adviser, the Sub-Adviser and the Trust as follows:

1.          Appointment

             The Trust and the Adviser hereby appoint the Sub-Adviser to act as investment sub-adviser to the Fund for the periods and on the terms set forth herein as the Adviser, from time to time, may specify.  The Sub-Adviser accepts the appointment and agrees to furnish the services set forth herein for the compensation provided in Section 7 of this Agreement.

2.          Services and Duties of Investment Sub-Adviser

             Subject to the general supervision and oversight of the Adviser and the Board of Trustees of the Trust (the “Board”), the Sub-Adviser will:

             (a)          provide a program of continuous investment management for the Fund in accordance with the Fund’s investment objective and policies as stated in the Fund’s prospectus and statement of additional information filed with the Securities and Exchange Commission (“SEC”) on Form N-1A, as amended and supplemented from time to time (the “Registration Statement”);

             (b)          invest and reinvest the assets of the Fund by selecting the securities, instruments, repurchase agreements, financial futures contracts, options and other investments and techniques that the Fund may purchase, sell, enter into or use;

             (c)          oversee the placement of purchase and sale orders on behalf of the Fund;

             (d)          employ professional portfolio managers and securities analysts to provide research services to the Fund;

             (e)          subject to the understanding set forth in Section 10(a)(1) of this Agreement, vote all proxies solicited by or with respect to the issuers of securities in which assets of the Fund may be invested in accordance with the Sub-Adviser’s proxy voting policies and procedures and in a manner that complies with applicable law; maintain records of all proxies voted on behalf of the Fund; and provide information to the Trust, the Adviser or their designated agent in a manner that is sufficiently complete and timely to ensure the Trust’s compliance with its filing obligations under Rule 30b1-4 of the 1940 Act;

             (f)          maintain books and records with respect to the Fund’s securities transactions; and

             (g)          [reserved]

             (h)          to the extent reasonably requested by the Adviser or officers of the Fund, cooperate with and provide reasonable assistance to the Adviser and the Trust’s other service providers by (1) keeping them fully informed as to such matters that they may reasonably deem necessary with respect to the performance of their obligations to the Fund, (2) providing prompt responses to reasonable requests for information or assistance, and (3) establishing appropriate processes to promote the efficient exchange of information.

             In providing those services, the Sub-Adviser will provide the Adviser and the Fund with ongoing research, analysis, advice and judgments regarding individual investments, general economic conditions and trends and long-range investment policy.  In addition, the Sub-Adviser will furnish the Adviser and/or the Fund with whatever statistical information the Adviser and/or the Fund may reasonably request with respect to the securities that the Fund may hold.

             The Sub-Adviser further agrees that, in performing its duties hereunder, it will:

             (i)          comply in all material respects with (1) the 1940 Act and the Advisers Act and all rules and regulations thereunder and any other applicable federal and state laws and regulations, (2) the rules and regulations of the Commodities Futures Trading Commission, (3) the Internal Revenue Code of 1986, as amended (“Code”), (4) the investment objectives, strategies, policies, limitations and restrictions of the Fund as described in the Registration Statement, (5) the Trust’s Trust Instrument and By-Laws or other organizational documents of the Trust and (6) any written instructions of the Adviser or the Board that are not inconsistent with clauses (1) – (5) of this sub-section (i);

             (j)          manage the Fund so that it will qualify, and continue to qualify, as a regulated investment company under Subchapter M and section 817(h) of the Code and regulations issued thereunder;

             (k)          keep the Adviser and/or the Board informed of developments materially affecting the Fund’s portfolio;

             (l)          make available to the Board, the Adviser, the Trust’s Chief Compliance Officer (“CCO”) and the Trust’s administrator, promptly upon their request, such copies of its records with respect to the Fund as may be required to assist in their compliance with applicable laws and regulations.  As reasonably requested by the Board or the Adviser, the Sub-Adviser will complete periodic or special questionnaires and furnish to the Board and/or the Adviser such periodic and special reports regarding the Fund and the Sub-Adviser including, but not limited to, reports concerning transactions and performance of the Fund, quarterly and annual compliance reports and certifications, quarterly tax compliance worksheet, reports regarding compliance with the Trust’s procedures pursuant to Rules 17e-1, 17a-7, 10f-3 and 12d3-1 under the 1940 Act (as applicable), fundamental investment restrictions, procedures for opening brokerage accounts and commodity trading accounts, liquidity determination such as, among others, of securities purchased pursuant to Rule 144A and 4(2) commercial paper, and compliance with the Sub-Adviser’s Code of Ethics, and such other procedures or requirements which the Adviser may reasonably request from time to time;

             (m)          make available to the Board and the Adviser at reasonable times its portfolio managers and other appropriate personnel, either in person or, at the mutual convenience of the Board, the Adviser and the Sub-Adviser, by telephone, in order to review the investment policies, performance and other matters relating to the management of the Fund;

             (n)          review draft reports to shareholders and other documents provided to the Sub-Adviser, provide comments on such drafts on a timely basis, and provide certifications or sub-certifications on a timely basis as to the accuracy of the information contained in such reports or other documents;

             (o)          use no material, non-public inside information concerning portfolio companies that may be in its possession, nor will the Sub-Adviser seek to obtain any such information, in providing investment advice to the Fund;

             (p)          promptly notify the Trust, the Adviser and the Board in the event that the Sub-Adviser becomes aware that the Sub-Adviser or any of its affiliates is subject to a statutory disqualification that prevents the Sub-Adviser from serving as investment adviser pursuant to this Agreement;

             (q)          promptly notify the Trust, the Adviser and the Board in the event that the Sub-Adviser becomes aware that the Sub-Adviser (i) fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement; (ii) is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority; (iii) is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, or governmental authority, involving the affairs of the Trust or the Adviser or their affiliates; (iv) is involved in any pending litigation or administrative proceeding brought against the Sub-Adviser or any of its management persons (as defined in Rule 206(4)-4 under the Advisers Act) which could have a material effect on the Sub-Adviser’s ability to manage the Fund’s portfolio.  The Sub-Adviser further agrees to notify the Trust and the Adviser promptly of any material fact known to the Sub-Adviser respecting or relating to the Sub-Adviser that is not contained in the Trust’s Registration Statement, as amended and supplemented from time to time, regarding the Fund, or any amendment or supplement thereto, but that is required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect.  The Sub-Adviser will promptly notify the Trust, the Adviser and the Board if its chief executive officer or any member of the portfolio management team named in the Registration Statement for the Fund changes, or if there is an actual change in control or management of the Sub-Adviser within the meaning of Rules 2a-6 and 202(a)(1)-1 under the 1940 Act and Advisers Act, respectively;

             (r)          not disclose information regarding Fund characteristics, trading history, portfolio holdings, performance information or any other related information to any third party, except in compliance with the Trust’s policies on disclosure of portfolio holdings or as requested by the Adviser; the Adviser and the Trust acknowledge that the Sub-Adviser manages other accounts, including other mutual funds, following the same investment strategy as the Fund, and that these accounts may have different portfolio holdings disclosure policies;

             (s)          provide the Adviser, the Trust or the Board with such information and assurances (including certifications and sub-certifications) as the Adviser, the Trust or the Board may reasonably request from time to time in order to assist the Adviser, the Trust or the Board in complying with applicable laws, rules and regulations, including requirements in connection with the preparation and/or filing of the Fund’s Form N-CSRs and Form N-Qs;

             (t)          provide assistance to the Adviser, custodian or recordkeeping agent for the Trust in determining or confirming, consistent with the procedures and policies stated in the Trust’s valuation procedures and/or the Registration Statement, the value of any portfolio securities or other assets of the Fund for which the Adviser, custodian or recordkeeping agent seeks assistance from the Sub-Adviser or identifies for review by the Sub-Adviser. This assistance includes (but is not limited to): (i) designating and providing access to one or more employees of the Sub-Adviser who are knowledgeable about the security/issuer, its financial condition, trading and/or other relevant factors for valuation, which employees shall be available for consultation when the Board’s Valuation Committee convenes; (ii) notifying the Adviser in the event any portfolio security’s value does not appear to reflect corporate actions, news, significant events or such security otherwise requires reviews to determine if fair valuation is necessary under the Trust’s procedures; (iii) notifying the Adviser in the event the Sub-Adviser determines the value of such security pursuant to the Sub-Adviser’s procedures for determining the fair value of a security; (iv) assisting the Adviser or the custodian in obtaining bids and offers or quotes from broker/dealers or market-makers with respect to securities held by the Fund, upon the reasonable request of the Adviser or custodian; (v) upon the request of the Adviser or the custodian, confirming pricing and providing recommendations for fair valuations in accordance with the Trust’s valuation procedures, as they may be amended from time to time; and (vi) maintaining adequate records and written backup information with respect to the securities valuation assistance provided hereunder, and providing such information to the Adviser or the Trust upon request, with such records being deemed Fund records;

             (u)          not consult with any other investment sub-adviser of the Trust (if any), or with the sub-adviser to any other investment company (or separate series thereof) managed by the Adviser concerning the Fund’s transactions in securities or other assets, except for purposes of complying with the conditions of Rule 12d3-1(a) and (b) under the 1940 Act; and

             (v)          provide the Trust and the Adviser with a copy of its Form ADV as most recently filed with the SEC and, promptly after filing any material amendment to its Form ADV with the SEC, furnish a copy of such amendments to the Trust and the Adviser; and provide the Trust and the Adviser with a copy of its Form ADV Part II as updated from time to time.

3.          Brokerage

             The Sub-Adviser may place orders pursuant to its investment determinations for the Fund directly with the issuers of the securities, or with brokers or dealers selected by the Sub-Adviser.  The Sub-Adviser may open and maintain brokerage accounts of all types on behalf of and in the name of the Fund.  The Sub-Adviser may enter into standard customer agreements with brokers and direct payments of cash, cash equivalents and securities and other property into such brokerage accounts as the Sub-Adviser deems desirable or appropriate.  In selecting brokers or dealers to execute transactions on behalf of the Fund, the Sub-Adviser will use its best efforts to seek the best overall terms available.  In assessing the best overall terms available for the Fund transaction, the Sub-Adviser will consider all factors it deems relevant, including, but not limited to, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis.  In selecting broker-dealers to execute a particular transaction, and in evaluating the best overall terms available, the Sub-Adviser is authorized to consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) provided to the Fund and/or other accounts over which the Sub-Adviser or its affiliates exercise investment discretion.  The parties hereto acknowledge that it is desirable for the Trust that the Sub-Adviser have access to supplemental investment and market research and security and economic analysis provided by broker-dealers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution.  Therefore, the Sub-Adviser may cause the Fund to pay a broker-dealer which furnishes brokerage and research services a higher commission than that which might be charged by another broker-dealer for effecting the same transaction, provided that the Sub-Adviser determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either the particular transaction or the overall responsibilities of the Sub-Adviser to the Fund in compliance with Section 28(e) of the 1934 Act.  It is understood that the services provided by such brokers may be useful to the Sub-Adviser in connection with the Sub-Adviser’s services to other clients.  In accordance with Section 11(a) of the 1934 Act and Rule 11a2-2(T) thereunder and subject to any other applicable laws and regulations, the Sub-Adviser and its affiliates are authorized to effect portfolio transactions for the Fund and to retain brokerage commissions on such transactions.  The Sub-Adviser may, but shall not be obligated to, aggregate or bunch orders for the purchase or sale of securities for the Fund with orders for its other clients where: (i) such aggregation or bunching of orders is not inconsistent with the Fund’s investment objectives and the policies and procedures that the Adviser notifies the Sub-Adviser the Fund has adopted; and (ii) the allocation of the securities so purchased or sold, as well as the expenses incurred in any such transaction, shall be made by the Sub-Adviser in a manner that complies with the trade allocation policies and procedures approved by the Board, is fair and equitable in the judgment of the Sub-Adviser, and is consistent with the Sub-Adviser’s fiduciary obligations to the Fund and each of its other clients.  The Adviser recognizes that, in some cases, the Sub-Adviser’s allocation procedure may limit the size of the position that may be acquired or sold for the Fund.

4.          Books, Records and Regulatory Filings

             (a)          The Sub-Adviser agrees to maintain and to preserve for the applicable periods any such records as are required to be maintained by the Sub-Adviser with respect to the Fund by the 1940 Act and rules adopted thereunder, and by any other applicable laws, rules and regulations.  The Sub-Adviser further agrees that all records which it maintains for the Fund are the property of the Fund and it will promptly surrender any of such records upon request.

             (b)          The Sub-Adviser agrees that it shall furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder that may be requested in order to determine whether the operations of the Fund are being conducted in accordance with applicable laws, rules and regulations.

             (c)          The Sub-Adviser shall make all filings with the SEC required of it pursuant to Section 13 of the 1934 Act with respect to its duties as are set forth herein.  The Sub-Adviser also shall make all required filings on Schedule 13D or 13G and Form 13F (as well as other filings triggered by ownership in securities under other applicable laws, rules and regulations) as may be required of the Fund due to the activities of the Sub-Adviser.  The Sub-Adviser shall coordinate with the Adviser and the Trust as appropriate with respect to the making of such filings.

5.          Standard of Care, Limitation of Liability and Indemnification

             (a)          The Sub-Adviser shall exercise its best judgment in rendering the services under this Agreement.  The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust, the Adviser or the Fund, or affiliated persons of the Adviser or the Fund (collectively, the “Adviser Indemnitees”) in connection with the matters to which this Agreement relates except a loss resulting from the Sub-Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its obligations and duties, or by reason of its reckless disregard of its obligations and duties, under this Agreement; provided, however, that nothing herein shall be deemed to protect or purport to protect the Sub-Adviser against any liability to the Adviser Indemnitees for, and the Sub-Adviser shall indemnify and hold harmless the Adviser Indemnitees from, any and all claims, losses, expenses, obligations and liabilities (including reasonable attorney’s fees) to which any of the Adviser Indemnitees may become subject directly arising out of or resulting from  (i) the Sub-Adviser’s failure to meet its standard of care and thereby causing the Fund to be in violation of any applicable federal or state law, rule or regulation or any investment policy or restriction set forth in the Registration Statement or any written guidelines, policies or instruction provided in writing by the Board or the Adviser; (ii) the Sub-Adviser causing the Fund to fail to satisfy the diversification or source of income requirements of Subchapter M and section 817(h) of the Code and the regulations issued thereunder, (iii) any untrue statement of a material fact contained in the Registration Statement, proxy materials, advertisements, or sales literature, pertaining to the Trust or the Fund or the omission to state therein a material fact known to the Sub-Adviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Adviser or the Trust by the Sub-Adviser specifically for use therein, or (iv) the Sub-Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its obligations and duties, or by reason of its reckless disregard of its obligations and duties, under this Agreement.  In addition, the Sub-Adviser shall indemnify and hold harmless the Trust and the Fund from, any and all claims, losses, expenses, obligations and liabilities (including reasonable attorney’s fees) to which any of the Trust or the Fund may become subject directly arising out of or resulting from a breach of fiduciary duty by the Sub-Adviser under Section 36(b) of the 1940 Act with respect to the receipt of its compensation for services under this Agreement.  Notwithstanding the foregoing, nothing contained in this Agreement shall constitute a waiver or limitation of rights that the Trust or the Fund may have under federal or state securities laws.

             (b)          The Sub-Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust Instrument or other organizational document of the Trust and agrees that any obligations of the Trust or the Fund arising in connection with this Agreement shall be limited in all cases to the Fund and its assets, and the Sub-Adviser shall not seek satisfaction of any such obligation from any other fund of the Trust or the shareholders or any shareholder of the Fund.  Nor shall the Sub-Adviser seek satisfaction of any such obligation from the trustees of the Trust (each a “Trustee” and, together, the “Trustees”) or any individual Trustee or any officers.

             (c)          As used in this Section 5, the term “Sub-Adviser” shall include any officers, directors, employees, independent contractors or other affiliates of the Sub-Adviser performing services with respect to the Fund.

             (d)          The Adviser agrees to indemnify and hold harmless the Sub-Adviser from and against, any and all claims, losses, expenses, obligations and liabilities (including reasonable attorney’s fees) to which the Sub-Adviser may become subject directly arising out of or resulting from, the Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its obligations and duties under this Agreement, or by reason of its reckless disregard of its obligations and duties, under this Agreement.

6.           Risk Acknowledgement

             The Sub-Adviser does not guarantee the future performance of the Fund or any specific level of performance, or the success of any investment decision or strategy that the Sub-Adviser may use.  The Adviser understands that investment decisions made for the Fund by the Sub-Adviser are subject to various market, currency, economic, political, business and structural risks, and that those investment decisions will not always be profitable.

7.          Compensation

             The Sub-Adviser shall be compensated for the services rendered pursuant to this Agreement in accordance with the terms set forth on Schedule A attached hereto.

8.          Expenses

             The Sub-Adviser shall bear all expenses in connection with the performance of its services under this Agreement and the Sub-Adviser shall bear the reasonable out of pocket expenses and costs of the Trust (including reasonable attorney’s fees), if any, arising out of a termination of this Agreement as a result of an assignment caused by a change of control or management of the Sub-Adviser, including the preparation and mailing of an information statement to shareholders pursuant to a “manager-of-managers” exemptive order from the SEC, or the preparation, mailing, solicitation and other costs associated with the use of a proxy statement relating to a shareholder vote in respect of a new sub-advisory agreement.  The foregoing obligations of the Sub-Adviser shall apply when the Sub-Adviser, in consultation with its internal or outside counsel reasonably acceptable to both the Sub-Adviser and the Adviser, deems that an assignment of this Agreement has or will occur, and the Adviser, in consultation with internal or outside counsel to the Trust, determines that an information statement should be used, or a vote of shareholders should be obtained, as the case may be.

9.          Services to Other Companies or Accounts

             The investment advisory services of the Sub-Adviser to the Fund under this Agreement are not to be deemed exclusive, and the Sub-Adviser, shall be free to render similar services to other investment companies and clients (whether or not their investment objective and policies are similar those of the Fund) and to engage in other activities, provided that such other services and activities do not interfere with or impair the Sub-Adviser’s ability to fulfill its duties and obligations under this Agreement.  The Adviser acknowledges that the Sub-Adviser or its affiliates may give advice and take actions in the performance of its duties to clients which differ from the advice, or the timing and nature of actions taken, with respect to other clients’ accounts (including the Fund) or employee accounts which may invest in some of the same securities recommended to advisory clients.  In addition, advice provided by the Sub-Adviser may differ from advice given by its affiliates.  If the Sub-Adviser provides any advice to its clients concerning investment in the shares of the Fund, the Sub-Adviser shall act solely for such clients in that regard and not in any way on behalf of the Adviser, the Trust or the Fund.

10.          Compliance Matters

               (a)          The Sub-Adviser understands and agrees that it is a “service provider” to the Trust as contemplated by Rule 38a-1 under the 1940 Act.  As such, the Sub-Adviser agrees to cooperate fully with the Adviser and the Trust and its Trustees and officers, including the Trust’s CCO, with respect to (i) any and all compliance-related matters related to its responsibilities under this Agreement, and (ii) the Trust’s reasonable efforts to assure that each of its service providers adopts and maintains policies and procedures that are reasonably designed to prevent violation of the “federal securities laws,” as that term is defined by Rule 38a-1, by the Trust, the Adviser and the Sub-Adviser.  In this regard, the Sub-Adviser shall:

          (1)          submit to the Board for its consideration and approval, prior to the effective date of this Agreement, the Sub-Adviser’s compliance program, it being understood that the Sub-Adviser’s obligation under Section 2(e) of this Agreement to vote all proxies solicited by or with respect to the issuers of securities in which assets of the Fund may be invested shall be subject to the fulfillment of the condition that the Board approve the Sub-Adviser’s proxy voting polices and procedures;

          (2)          submit annually to the Trust’s CCO and the Adviser for consideration by the Board, a report discussing the adequacy and effectiveness of the Sub-Adviser’s compliance program and submit annually (and at such other times as the Trust may reasonably request) a report to the Trust’s CCO and the Adviser for consideration by the Board, fully describing any material amendments to such compliance program since the most recent such report;

(3) provide periodic reports and certifications concerning the Sub-Adviser’s compliance program and special reports in the event of material compliance matters;

          (4)          provide the Adviser and the Trust and its Trustees and officers with reasonable access to information regarding the Sub-Adviser’s compliance program, which access shall include on-site visits with the Sub-Adviser as may be reasonably requested from time to time;

          (5)          permit the Adviser and the Trust and its Trustees and officers to maintain an active working relationship with the Sub-Adviser’s compliance personnel by, among other things, providing the Adviser and the Trust’s CCO and other officers with a specified individual within the Sub-Adviser’s organization to discuss and address compliance-related matters;

(6) provide the Adviser and its chief compliance officer and the Trust and its Trustees and officers, including the Trust’s CCO, with such certifications as may be reasonably requested; and

          (7)          reasonably cooperate with any independent registered public accounting firm engaged by the Trust and shall take all reasonable action in the performance of its obligations under this Agreement to assure that access to all reasonably necessary information and the appropriate personnel are made available to such independent registered public accounting firm, to support the expression of the independent registered public accounting firm’s opinion and provide the Adviser and such independent registered public accounting firm with a copy of its annual SAS 70 Report prepared by the Sub-Adviser’s independent auditors regarding the Sub-Adviser’s internal controls.

               (b)          The Sub-Adviser represents warrants and covenants that it has implemented and shall maintain a compliance program in accordance with the requirements of Rule 206(4)-7 under the Advisers Act.

11.          Duration and Termination

               (a)          This Agreement shall be effective immediately as of the date set forth above and shall continue in effect for two years from its effective date with respect to the Fund, unless sooner terminated as provided herein, and shall continue year to year thereafter, provided each continuance is specifically approved at least annually by (i) the vote of a majority of the Trustees or (ii) a vote of a “majority” (as defined in the 1940 Act) of the Fund’s outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Trustees who are neither (A) parties to this Agreement nor (B) “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person (to the extent required by the 1940 Act) at a meeting called for the purpose of voting on such approval.

               (b)          This Agreement is terminable with respect to the Fund, without penalty, on sixty (60) days’ written notice to the Sub-Adviser:  (i) by the Trust, pursuant to (A) action by the Board or (B) the vote of the holders of a “majority” (as defined in the 1940 Act) of the shares of the Fund or (ii) by the Adviser.  This Agreement is terminable with respect to the Fund, without penalty, by the Sub-Adviser upon ninety (90) days’ written notice to the Adviser and the Trust.  In addition, this Agreement will terminate with respect to the Fund in the event of the termination of the Advisory Agreement with respect to the Fund.  Termination of this Agreement with respect to any given Fund, shall in no way affect the continued validity of this Agreement or the performance thereunder with respect to any other Fund.  This Agreement will be terminated automatically in the event of its “assignment” (as defined in the 1940 Act).

               (c)          In the event of a termination of this Agreement for any reason with respect to the Fund, the Sub-Adviser shall reasonably cooperate with any successor sub-adviser and with the Adviser in transitioning the management of the Fund to one or more new sub-advisers or to the Adviser.

               (d)          Termination of this Agreement shall not affect the rights of the Adviser, the Adviser Indemnitees and Sub-Adviser under Section 5 of this Agreement.

12.          Use of Name

               (a)          The Sub-Adviser hereby consents to the use of its name and the names of its affiliates in the Fund’s disclosure documents, shareholder communications, advertising, sales literature and similar communications.  The Sub-Adviser shall not use the name or any tradename, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof of the Adviser, the Trust, the Fund or any of their affiliates in its marketing materials unless it first receives prior written approval of the Trust and the Adviser.

               (b)          It is understood that the name of each party to this Agreement, and any derivatives thereof or logos associated with that name is the valuable property of the party in question and its affiliates, and that each other party has the right to use such names pursuant to the relationship created by this Agreement only so long as this Agreement shall continue in effect. Upon termination of this Agreement, the parties shall forthwith cease to use the names of the other parties (or any derivative or logo) as appropriate and to the extent that continued use is not required by applicable laws, rules and regulations.

13.          Confidential Information

               (a)          Each party agrees that it will treat confidentially all information provided by any other party regarding such other party’s businesses and operations, including without limitation the investment activities or holdings of the Fund (“Confidential Information”).  All Confidential Information provided by a party hereto shall be used only by the other party hereto solely for the purposes of rendering services pursuant to this Agreement, and shall not be disclosed to any third party without the prior consent of the providing party, except for any party that is under common control and except for a limited number of employees, attorneys, accountants and other advisers of the party receiving the information on a need-to-know basis and solely for the purposes of rendering services under this Agreement.

               (b)          The foregoing Confidential Information shall not include any information that: (i) is public when provided or thereafter becomes public through no wrongful act of the recipient; (ii) is demonstrably known to the recipient prior to execution of this Agreement; (iii) is independently developed by the recipient through no wrongful act of the recipient in the ordinary course of business outside of this Agreement; (iv) is generally employed by the trade at the time that recipient learns of such information or knowledge, (v) has been rightfully and lawfully obtained by recipient from any third party; or (vi) is legally compelled to be disclosed by any regulatory authority in the lawful and appropriate exercise of its jurisdiction over a party, by any auditor of the parties hereto, by judicial or administrative process or otherwise by applicable laws, rules or regulations.

14.          Confidential Treatment

          It is understood that any information or recommendation supplied by, or produced by, the Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded by the Fund and the Adviser as confidential and for use only by the Adviser and the Fund.  Furthermore, except as required by law (including, but not limited to semi-annual, annual or other filings made under the 1940 Act) or as agreed to by the Adviser and the Sub-Adviser, the Adviser and the Fund will not disclose, in any manner whatsoever except as expressly authorized in this Agreement, any list of securities held by the Fund for a period of at least 30 days after month end, except that the Fund’s top 10 holdings may be disclosed 10 days after month end. In addition, the Adviser or the Fund may disclose, earlier than 30 days after month end, a list of the securities held by the Fund to certain third parties who have entered into a confidentiality agreement with the Fund.

15.          Amendment

               This Agreement may be amended in writing signed by the parties to this Agreement in a manner that is in accordance with applicable laws, rules and regulations and any exemptive relief obtained from the SEC.

16.          Notices

               All notices hereunder shall be provided in writing and shall be delivered by first class postage pre-paid U.S. mail or by fax.  Notices delivered by mail shall be deemed given three days after mailing and upon receipt if sent by fax.

If to the Trust:	Fidelity Rutland Square Trust II
82 Devonshire Street
Boston, MA 02109
Attn.: Eric D. Roiter

If to the Adviser:	Strategic Advisers, Inc.
82 Devonshire Street
Boston, MA 02109
Attn.: Richard A. Spillane

With Copy to:	Strategic Advisers, Inc.
82 Devonshire Street
Boston, MA 02109
Attn.: Eric D. Roiter

If to the Sub-Adviser:	J.P. Morgan Investment Management Inc.
245 Park Avenue
New York, New York, 10167
Attn.: Funds Management - Legal

17.           Force Majeure

                The Sub-Adviser shall not be liable for damages resulting from delayed or defective performance when such delays arise out of causes beyond the control and without the fault or negligence of the Sub-Adviser and could not have been reasonably prevented by the Sub-Adviser through back-up systems and other business continuation and disaster recovery procedures commonly employed by other SEC-registered investment advisers that meet reasonable commercial standards in the investment company industry. Such causes may include, but are not restricted to, Acts of God or of the public enemy, terrorism, acts of the State in its sovereign capacity, fires, floods, earthquakes, power failure, disabling strikes, epidemics, quarantine restrictions, and freight embargoes.

18.          Miscellaneous

               (a)             This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof.  Notwithstanding the foregoing, the parties hereto have entered into a letter of intent dated December 20, 2006 and certain provisions contained in such letter of intent shall survive any termination of this Agreement.

                (b)             Titles or captions of sections in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions thereof.

                (c)             This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one Agreement, binding on all the parties.

                (d)             This Agreement and the rights and obligations of the parties hereunder shall be governed by, and interpreted, construed and enforced in accordance with the laws of The Commonwealth of Massachusetts, without giving effect to the choice of laws provisions of that or any other jurisdiction.  To the extent that the applicable laws of The Commonwealth of Massachusetts conflict with the applicable provisions of the 1940 Act, the latter shall control.   The parties irrevocably consent to submit to the jurisdiction of any federal or state court sitting in The Commonwealth of Massachusetts.

                (e)             If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected hereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

                (f)             Nothing herein shall be construed as constituting the Sub-Adviser as an agent of the Adviser, the Trust or the Fund.

                IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date first set forth above.

[SIGNATURE LINES OMITTED]

SCHEDULE A

                Pursuant to Section 7 of the Investment Sub-Advisory Agreement (this “Agreement”) among Fidelity Rutland Square Trust II (“Trust”), on behalf of Fidelity Strategic Advisers Mid Cap Value Portfolio (the “Fund”), Strategic Advisers, Inc. (the “Adviser”) and J.P. Morgan Investment Management Inc. (the “Sub-Adviser”), the Sub-Adviser shall be compensated for the services it performs on behalf of the Fund as follows:

                1.             Fee Payable by the Adviser.  The Adviser will pay the Sub-Adviser a fee, payable monthly, based upon the monthly average of the net assets of the Fund (computed in the manner set forth in the Trust’s Trust Instrument) determined as of the close of business on each business day throughout the calendar month (“Average Net Assets”). The Sub-Adviser’s fee rate shall be determined on a cumulative basis pursuant to the tiered schedule set forth below:

Rate

0.45% (45 basis points) of the first $100 million in assets
0.40% (40 basis points) on any amount in excess of $100 million

             The Sub-Adviser’s fee shall be calculated by applying one-twelfth of the Sub-Adviser’s fee rate to the Average Net Assets, with the resulting dollar amount comprising the Sub-Adviser’s fee.

             The Sub-Adviser’s fee shall be computed monthly, and within twelve business days of the end of each calendar month, the Adviser shall transmit to the Sub-Adviser the fee for the previous month.  Payment shall be made in federal funds wired to a bank account designated by the Sub-Adviser.  If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated on the basis of the number of business days it is so in effect for that month.

             The Sub-Adviser agrees to look exclusively to the Adviser, and not to any assets of the Trust or the Fund, for the payment of the Sub-Adviser’s fees arising under this Paragraph 1.